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                                                                      EXHIBIT 99

Media Contacts: Janet Skidmore                   Investor Contact: Mark Stejbach
                (908) 423-3046                                    (908) 423-5185

                Chris Loder
                (908) 423-3786

 MERCK ANNOUNCES $3.40 TO $3.47 CONSOLIDATED EARNINGS PER SHARE RANGE FOR 2003

 GUIDANCE REAFFIRMS DOUBLE DIGIT EPS GROWTH IN CORE PHARMACEUTICALS BUSINESS

WHITEHOUSE STATION, N.J., Dec. 5, 2002 - Merck & Co., Inc. announced today that it anticipates full-year 2003 consolidated earnings per share (EPS) of $3.40 to $3.47. The full-year guidance reflects the company's continued expectation for double digit EPS growth in the core pharmaceuticals business and includes a full year of net income from Medco Health Solutions, Inc. However, the company's intention to separate the Medco Health business in mid-2003, subject to market conditions, remains unchanged. After the separation has occurred, Medco Health's historical results up through the separation date will be presented in the company's consolidated financial statements as Discontinued Operations, and Merck will adjust its 2003 consolidated earnings expectations to reflect the separation, as appropriate.

  The company also announced 2003 guidance for the following items:

o Worldwide (WW) net sales will be driven by the company's major inline products, including the impact of new studies and indications. Sales forecasts for those products for 2003 are as follows:


                                                                    WORLDWIDE
    PRODUCT                    THERAPEUTIC CATEGORY                 2003 NET SALES
    -------                    --------------------                 --------------
    ZOCOR                      Cholesterol modifying                $5.6 to $5.9 billion

    Coxibs                     Arthritis and Pain                   $2.6 to $2.8 billion
    (VIOXX and ARCOXIA)

    FOSAMAX                    Osteoporosis                         $2.6 to $2.8 billion

    COZAAR/HYZAAR              Hypertension                         $2.4 to $2.6 billion

    SINGULAIR                  Asthma and (anticipated) Allergic    $2.0 to $2.3 billion
                               Rhinitis*

* An sNDA (supplemental New Drug Application) for an allergic rhinitis indication for SINGULAIR was filed in 1Q02. This guidance assumes approval of the sNDA and sales of SINGULAIR for allergic rhinitis.


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o  Under an agreement with AstraZeneca (AZN), Merck receives supply payments at predetermined rates on the U.S. sales of certain products by AZN, most notably PRILOSEC and NEXIUM. Merck anticipates that the total supply payments that the company receives from AZN will decline in 2003 at a mid-single digit percentage rate.

o Merck continues to expect that manufacturing productivity will offset inflation on product cost in the core pharmaceuticals business.

o The income contribution related to the Merck and Schering-Plough collaboration will be negative in 2003. This reflects that sales of ezetimibe will be more than offset by launch expenses for the product and ongoing joint venture R&D spending. The results of the Merck and Schering-Plough collaboration are combined with the results of Merck's other joint venture relationships and reported, in the aggregate, as Equity Income from Affiliates.

o Research and Development expense (which excludes joint ventures) is estimated to grow 10 percent to 12 percent over the full-year 2002 expense.

o Consolidated Marketing and Administrative expense for 2003 is estimated to grow at a mid-single digit percentage rate over the full-year 2002 expense.

o The consolidated 2003 tax rate is estimated to be approximately 29.5 percent to 30.5 percent.

o Merck plans to continue its stock buyback program during 2003. As of Sept. 30, 2002, $11.8 billion remains under the current buyback authorizations approved by Merck's Board of Directors.

o Given these guidance elements, the company anticipates double digit earnings per share growth in its core pharmaceuticals business in 2003.

o Medco Health net income on a stand-alone basis is estimated to grow 20 percent to 25 percent for full-year 2003.

     The company anticipates separating Medco Health from Merck in mid-2003, subject to market conditions. For the period prior to the separation, Merck will continue its practice, begun in 2002, of providing additional disclosure detailing the results of both its core pharmaceuticals business and its Medco Health business on a stand-alone basis. After the separation has occurred, Medco Health's historical results up through the separation date will be presented in the company's consolidated financial statements as Discontinued Operations.

     The company also reaffirmed that it anticipates EPS for 2002, on an as-reported basis, to be at the same level as 2001 results. The 2002 as-reported EPS will be affected by the benefit from the implementation of FAS 142 regarding goodwill amortization, most of which relates to Merck's 1993 acquisition of Medco. Merck also reaffirmed that the 2002 guidance for


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all of the income statement items forecasted on Oct. 18, 2002, is still appropriate. Details on the income statement items forecasted on Oct. 18, 2002, can be found in the company's third quarter sales and earnings release, which was filed with the Securities and Exchange Commission as an exhibit to a Form 8-K on the same day.

     Merck plans to host a conference call today at 9 a.m. EST to discuss this guidance in further detail. Investors are invited to listen to a live Webcast of this conference call by visiting Merck's corporate Website at www.merck.com.

ABOUT MERCK

     Merck & Co., Inc. is a leading research-driven pharmaceutical products and services company. Merck discovers, develops, manufactures and markets a broad range of innovative products to improve human and animal health, directly and through its joint ventures.

ABOUT MEDCO HEALTH

     Medco Health Solutions, Inc. (www.medcohealth.com) is the nation's leading provider of prescription healthcare services, based on the $29 billion in drug spend the company managed for its clients in 2001. Formerly known as Merck-Medco, Medco Health is a wholly owned and independently managed subsidiary of Merck & Co., Inc., and assists its clients to moderate the cost and enhance the quality of prescription drug benefits provided to 65 million Americans nationwide.

     This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the cautionary statements in Item 1 of our Form 10-K for the year ended Dec. 31, 2001, and in our periodic reports on Form 10-Q and Form 8-K (if any) which we incorporate by reference.


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